Term Sheet No. 778B
underlying supplement No. 1 dated September 29, 2009,
product supplement B dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated December 2, 2009; Rule 433

Deutsche Bank AG, London Branch
$• Enhanced Participation Notes Linked to the Oil Services HOLDRSSM Trust (Depositary Receipts) due December 23*, 2011
General
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The Enhanced Participation Notes (the “securities”) are designed for investors who seek a return at maturity of two times the appreciation of the Oil Services HOLDRSSM Trust (Depositary Receipts) up to a Maximum Return on the securities of between 52.60% and 61.00%.  Investors should be willing to forgo coupon and dividend payments and, if the Underlying declines, be willing to lose some or all of their investment. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing December 23*, 2011
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities are expected to price on or about December 18*, 2009 (the “Trade Date”) and are expected to settle three business days later on or about December 23*, 2009 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	The Oil Services HOLDRSSM Trust (Ticker: OIH) (the “Underlying”)
Issue Price:	100% of the Face Amount
Underlying Return Cap:	26.30% - 30.50% (to be determined on the Trade Date)
Participation Rate:	200%
Maximum Return:	52.60% - 61.00% (equal to the Underlying Return Cap multiplied by the Participation Rate, to be determined on the Trade Date)
Payment at Maturity:
•  If the Final Level is greater than the Initial Level, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount multiplied by the Underlying Return multiplied by the Participation Rate, subject to the Maximum Return, calculated as follows:

$1,000 + [$1,000 x the lesser of (i) Underlying Return x Participation Rate and (ii) the Maximum Return]
• If the Final Level is equal to the Initial Level, you will be entitled to receive a cash payment at maturity of $1,000.00 per $1,000 Face Amount of securities.

•  Your investment will be fully exposed to any decline in the Underlying.  If the Final Level is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Underlying has declined below the Initial Level.  Accordingly, if the Underlying Return is negative, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return)
You will lose some or all of your investment at maturity if the Final Level is less than the Initial Level.
Underlying Return:	The performance of the Underlying from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level
Initial Level
The Underlying Return may be positive or negative.
Initial Level:	The Underlying closing level (expressed as the closing price per unit of the Underlying) on the Trade Date.
Final Level:	The Underlying closing level (expressed as the closing price per unit of the Underlying) on the Final Valuation Date multiplied by the Share Adjustment Factor.
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities—Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	December 18*, 2009
Settlement Date:	December 23*, 2009
Final Valuation Date:	December 20*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.
Maturity Date:	December 23*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A0 WB 5 / US2515A0WB50
* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$	$
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $13.00 per $1,000.00 Face Amount of securities.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement B dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200252/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Underlying?

The following table illustrates the hypothetical total return at maturity on the securities.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 Face Amount of securities to $1,000.  The hypothetical total returns set forth below assume an Initial Level of 120, an Underlying Return Cap of 28.40%, and a Maximum Return on the securities of 56.80%.  The actual Initial Level, Underlying Return Cap and Maximum Return will be determined on the Trade Date.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Underlying Return	Total Return on Securities	Payment at Maturity
240.00	100.00%	56.80%	$1,568.00
216.00	80.00%	56.80%	$1,568.00
192.00	60.00%	56.80%	$1,568.00
168.00	40.00%	56.80%	$1,568.00
156.00	30.00%	56.80%	$1,568.00
154.08	28.40%	56.80%	$1,568.00
144.00	20.00%	40.00%	$1,400.00
138.00	15.00%	30.00%	$1,300.00
132.00	10.00%	20.00%	$1,200.00
126.00	5.00%	10.00%	$1,100.00
120.00	0.00%	0.00%	$1,000.00
114.00	-5.00%	-5.00%	$950.00
108.00	-10.00%	-10.00%	$900.00
102.00	-15.00%	-15.00%	$850.00
96.00	-20.00%	-20.00%	$800.00
84.00	-30.00%	-30.00%	$700.00
72.00	-40.00%	-40.00%	$600.00
48.00	-60.00%	-60.00%	$400.00
24.00	-80.00%	-80.00%	$200.00
0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The level of the Underlying increases from the Initial Level of 120 to a Final Level of 138.  Because the Final Level of 138 is greater than the Initial Level of 120, and the Underlying Return of 15% multiplied by 2 does not exceed the assumed Maximum Return of 56.80%, the investor receives a payment at maturity of $1,300.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (15% x 200%)] = $1,300.00

Example 2: The level of the Underlying increases from the Initial Level of 120 to a Final Level of 156.  Because the Underlying Return of 30% multiplied by 2 exceeds the assumed Maximum Return of 56.80%, the investor receives a payment at maturity of $1,568.00 per $1,000 Face Amount of securities, the maximum payment on the securities.

Example 3: The level of the Underlying decreases from the Initial Level of 120 to a Final Level of 96.  Because the Final Level of 96 is less than the Initial Level of 120, the Underlying Return is negative and the investor will receive a payment at maturity of  $800.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -20%)= $800.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Underlying Return by the Participation Rate, up to the Maximum Return on the securities of between 52.60% and 61.00%, or $1,526.00 and $1,610.00 for every $1,000 Face Amount of securities. The actual Maximum Return will be determined on the Trade Date.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE OIL SERVICES HOLDRSSM TRUST – The return on the securities is linked to the performance of the Oil Services HOLDRSSM Trust (Depositary Receipts). The Oil Services HOLDRSSM Trust was formed pursuant to a depositary trust agreement, dated as of February 6, 2001, among The Bank of New York, as trustee, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial depositor, other depositors and the owners of the Oil Service HOLDRS. The Oil Services HOLDRSSM Trust is not a registered investment company under the Investment Company Act of 1940. The trust holds shares of common stock issued by a group of companies that provide drilling, well-site management and related products and services to the oil service industry. This section is just a summary of the Oil Services HOLDRSSM Trust. For more information on the Oil Services HOLDRSSM Trust, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Oil Services HOLDRSSM Trust” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled "U.S. Federal Income Tax Consequences." Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. Your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year, subject to the potential application of the "constructive ownership" regime discussed below. If, however, the Internal Revenue Service (the "IRS") were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as "constructive ownership transactions" within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code"). In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain" (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of your securities in shares of the Underlying and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled "Taxation by Germany of Non-Resident Holders."

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the "constructive ownership" regime, and the issues presented by the December 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Underlying or any of the stocks comprising the Underlying.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS —The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative.  Your investment will be fully exposed to any decline in the Final Level as compared to the Initial Level.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of between 52.60% and 61.00% (to be determined on the Trade Date).

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity on the securities is subject to our creditworthiness.

•	THE SECURITIES DO NOT PAY COUPONS — Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY —While the payment at maturity described in this term sheet is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  As a result, the price, if any, at which Deutsche Bank (or its affiliates) will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising the Underlying would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the securities.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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TRADING BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the equity markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equities transactions. In addition, we or one or more of our affiliates may hedge our exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material effect on the prices of the component stocks held by the

Underlying and consequently have an impact on the performance of the Underlying, and may adversely affect the Final Level. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities, and the Underlying to which the securities are linked.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of the Underlying may fluctuate with changes in the market value of the component stocks held by the Underlying. The market prices of the Underlying may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Underlying may differ from its NAV per share; the Underlying may trade at, above or below its NAV per share.

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THE VALUE OF THE UNDERLYING IS NOT NECESSARILY REPRESENTATIVE OF THE OIL INDUSTRY — While the shares of common stock held by the Underlying are common stocks of companies that were, at the time of the initial offering of the depositary shares of the Underlying, generally considered to be involved in various segments of the oil service industry, the stocks held by the Underlying and therefore the value of the Underlying may not necessarily follow the price movements of the entire oil service industry generally. If the stocks held by the Underlying decline in value, the value of the Underlying will decline in value even if common stock prices in the oil service industry generally increase in value.

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THE STOCK PRICES OF OIL SERVICE COMPANIES HAVE BEEN AND WILL LIKELY CONTINUE TO BE VOLATILE — The stock prices of oil service companies are subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of Petroleum Exporting Companies ("OPEC") to set and maintain production levels and pricing, the level of production in non−OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil−producing regions. Price volatility of the stocks held by the Underlying may adversely affect the price of the Underlying and consequently the value of the securities.

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THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT CONCENTRATED IN ONE INDUSTRY — The stocks held by the Underlying are concentrated in the oil service industry.  An investment in the securities linked to the performance of the Underlying lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing.  Accordingly, a decline in value of stock prices of companies in the oil service industry, and in particular the stocks held by the Underlying, would adversely affect the performance of the Underlying and, consequently, the value of the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time to maturity of the securities;

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the market price and dividend rate on the stocks held by the Underlying (while not paid to holders of the securities, dividend payments on the stocks held by the Underlying may influence the market price of the shares of the Underlying and the market value of options on the socks held by the Underlying and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;

•	interest and yield rates in the market generally and in the markets of the stocks comprising the Underlying, and the volatility of those rates;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks held by the Underlying or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THERE IS NO AFFILIATION BETWEEN THE UNDERLYING AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE UNDERLYING – We are not affiliated with the Underlying or the issuers of the component securities held by the Underlying. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Underlying. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Underlying or any of the issuers of the component securities held by the Underlying. You, as an investor in the securities, should make your own investigation into the component securities held by the Underlying. Neither the Underlying nor any of the issuers of the component securities held by the Underlying are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Underlying nor any of the issuers of the component securities held by the Underlying has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the securities.

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PAST PERFORMANCE OF THE UNDERLYING OR OF THE COMPONENT SECURITIES HELD BY THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Underlying or of the component securities held by the Underlying over the life of the securities, may bear little relation to the historical levels of the Underlying or of the component securities held by the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying or of the component securities held by the Underlying.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as "constructive ownership transactions" within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the securities would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the securities.

In addition, as described above under "Tax Consequences," in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled "U.S. Federal Income Tax Consequences," and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the "constructive ownership" regime, and the issues presented by this notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the daily Underlying closing levels from February 7, 2001 through November 24, 2009. The Underlying closing level on November 24, 2009 was 119.60. We obtained the Underlying closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Underlying. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 1.30% or $13.00 per $1,000 Face Amount of securities. DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount of securities and may additionally pay fees of up to 0.80% or $8.00 per $1,000 Face Amount of securities to certain other broker-dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.